Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated October 24, 2016 relative to the internal control over financial reporting of Xiangtian (USA) Air Power Co., Ltd. as of July 31, 2016.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/Yichien Yeh, CPA
Yichien Yeh, CPA
Oakland Gardens, New York
September 7, 2017